Exhibit 99.1

Scripps reports fourth-quarter 2019 results
(Note: During 2019, we acquired eight television stations being divested in the Nexstar/Tribune merger on Sept. 19, 15 television stations from Cordillera on May 1, and three stations from Gray/Raycom on Jan. 1. Results for the Local Media division are presented below both as reported and on an adjusted combined basis as though all of those station acquisitions had closed on Jan. 1, 2018.)

Feb. 28, 2020

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the fourth quarter of 2019. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the fourth quarter of 2018.

Total revenue was $444 million compared to $368 million in the fourth-quarter 2018.

Income from continuing operations attributable to Scripps was $10.7 million or 13 cents per share. Pre-tax costs for the current quarter included $3.3 million of acquisition and related integration costs that decreased income by $2.5 million, net of taxes, or 3 cents per share. In the prior-year quarter, income from continuing operations was $36 million or 44 cents per share. Pre-tax costs for the prior-year quarter included an $8.9 million non-cash write-down of our former original program “Pickler & Ben” and $3.8 million of acquisition and related integration costs.

Business highlights

•	Scripps has delivered financial results that have met or exceeded expectations for the last nine consecutive quarters.

•
In 2019, Scripps completed strategic television station acquisitions that position it as the fourth-largest independent local broadcaster, with 60 stations in 42 markets reaching 31% of U.S. TV households and bolstering the company’s economic durability.

•
During the first half of 2020, Scripps will renegotiate retransmission consent contracts covering about 40% of its subscriber households. In addition, on Dec. 31, 2019, the company’s agreement with Comcast reset, covering 5.5 million households.

•
Local Media division core advertising revenue, on an adjusted combined basis, rose nearly 5% in the fourth quarter over Q4 2018. Political advertising of $15 million exceeded our expectations due to strong spending on Kentucky, Louisiana and Virginia state races as well as early 2020 Senate and presidential election spending.

•
National Media division revenue neared the $400 million threshold for 2019 as it builds to well over $500 million in revenue in 2021. All four key national businesses made strong contributions to full-year growth: the Katz networks, with a 22% year-over-year revenue increase; Stitcher, with a 42% increase; Newsy; with a 75% increase; and Triton, the digital audio software-as-a-service business, rose 16% on an apples to apples basis as if we had owned it for all of fourth-quarter 2018.

Commenting on recent business highlights, Scripps President and CEO Adam Symson said:

“The E.W. Scripps Company has positioned itself exceedingly well to thrive in the media landscape by working a plan dedicated to executing for near-term operating results and long-term value creation. As we turn the page on 2019, we are the fourth-largest independent broadcaster, reaching one in three U.S. television households with a stronger and better-performing portfolio of local television stations. We have the reach and the depth we sought out as a part of our consolidation strategy.

“Last quarter, our national businesses blew past the $100 million milestone in quarterly revenue through strong contributions from Katz, Newsy, Stitcher and Triton. Each of these four businesses is a leader in a fast-growing marketplace and is contributing to expanding division margins and creating new shareholder value by capitalizing on consumers’ changing media behaviors.

“As a result of that repositioning, Scripps will take advantage of the opportunity we see in 2020. Our expanded political advertising footprint sets us up now to even better capture political advertising dollars during what has already proven to be a robustly contested presidential election year. The M&A work of the last year grew the company’s scale just ahead of the reset our Comcast retransmission fees and the renegotiating of another 40% of our cable and satellite subscriber base this spring. We expect our National Media division to run ahead of our previous revenue targets of $500 million in 2021.

“We remain committed to a balanced approach to allocating capital through acquisitions and dividends, and we now have a new share repurchase authorization in place. Looking ahead, we are focused on high cash flow this year as we benefit from the creation of a more durable and better-performing company.”

Fourth-quarter operating results
Revenue was $444 million, an increase of 21% or $76.3 million from the prior-year quarter. That includes incremental revenue from Triton, acquired Nov. 30, 2018, of $7.4 million, and revenues from the television stations acquired from Gray Television/Raycom Media, effective Jan. 1; from Cordillera Communications on May 1; and from the Nexstar transaction with Tribune on Sept. 19, totaling $116 million. Political revenue in the non-election year was $15 million.

Costs and expenses for segments, shared services and corporate were $372 million, up from $276 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and continued investment in programming at the Katz networks and Stitcher.

Fourth-quarter 2019 results by segment compared to prior-period amounts were:

Local Media - As Reported Basis
Revenue from Local Media was $330 million, up 17% from the prior-year quarter.

Retransmission revenue increased 42% to $111 million.

Core advertising revenue increased 67% to $199 million, mainly due to the impact of the television stations acquired from Gray/Raycom, Cordillera and Nexstar/Tribune. Fourth-quarter political revenue was $15 million during the non-election year, compared to $82 million in the prior-year quarter.

Total segment expenses increased 37% to $251 million, primarily driven by increases in programming fees tied to network affiliation agreements and the impact of the television stations acquired from Gray/Raycom, Cordillera and Nexstar/Tribune.

Segment profit was $79.7 million, compared to $98.7 million in the year-ago quarter.

Local Media - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2018. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Adjusted combined revenue from Local Media was $330 million, down $87 million or 21% from the prior-year quarter. Political advertising revenue was $114 million in the fourth quarter of 2018.

Core advertising rose 4.7% and other revenue was up 12%.

Total segment expenses on an adjusted combined basis decreased 5.4%.

Adjusted combined segment profit was $79.7 million, compared to $152 million in the year-ago quarter.

National Media - As Reported Basis
Revenue from National Media was $113 million, up from $85.5 million in the prior-year period.

Expenses for National Media were $106 million, up from $78.5 million in the prior-year period. The increase was driven by the continued investment and growth of Katz, Stitcher and Newsy as well as the acquisition of Triton, which was completed Nov. 30, 2018.

Segment profit was $7.2 million, compared to $7 million in the 2018 quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $33 million while total debt was $1.95 billion.

The company made dividend payments totaling $16 million during 2019.

Year-to-date operating results
The following comparisons are for the period ending Dec. 31, 2019:

In 2019, revenue was $1.4 billion, which compares to revenue of $1.2 billion in 2018. The 2019 period includes incremental revenue from Triton, acquired Nov. 30, 2018, of $37.8 million, and revenues from the television stations acquired from Gray Television/Raycom Media, effective Jan. 1; from Cordillera Communications on May 1; and from Nexstar/Tribune on Sept. 19, totaling $208 million.

Costs and expenses for segments, shared services and corporate were $1.2 billion, up from $1 billion in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and investment in programming at Katz and Stitcher.

Loss from continuing operations was $18.4 million or 23 cents per share. Pre-tax costs for 2019 included $26.3 million of acquisition and related integration costs and $3.4 million of restructuring charges that increased the loss by $22.3 million, net of taxes, or 28 cents per share. In the prior-year period, income from continuing operations attributable to Scripps was $56.7 million or 68 cents per share. Pre-tax activity in the 2018 period included the non-cash write-down of “Pickler & Ben,” $8.9 million of restructuring charges and $4.1 million of acquisition and related integration costs.

Looking ahead
Comparisons are to the same periods of 2019.

First-quarter 2020
Local Media revenue (pro forma)	Up low teens
Local Media expense (pro forma)	Up low teens
National Media revenue	Between $105-$110 million
National Media expense	About $100 million
Shared services and corporate	About $19 million
Interest expense	About $25 million
Pension expense	About $3 million
Capex (excluding repack)	Mid-teens millions
Depreciation	About $12 million
Amortization	About $15 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (877) 336-4437 (U.S.) or (234) 720-6985 (international) and give the access code 7221941 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Feb. 28 until midnight March 13. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 6793374.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018

Operating revenues	$444,401	$368,113	$1,423,836	$1,208,425
Segment, shared services and corporate expenses	(372,208)	(275,925)	(1,243,331)	(1,000,189)
Acquisition and related integration costs	(3,300)	(3,792)	(26,304)	(4,124)
Restructuring costs	(1,448)	(1,911)	(3,370)	(8,911)
Depreciation and amortization of intangible assets	(26,716)	(17,587)	(86,986)	(63,987)
Gains (losses), net on disposal of property and equipment	1,998	(1,105)	1,692	(1,255)
Operating expenses	(401,674)	(300,320)	(1,358,299)	(1,078,466)
Operating income	42,727	67,793	65,537	129,959
Interest expense	(27,120)	(9,143)	(80,596)	(36,184)
Defined benefit pension plan expense	(1,746)	(13,446)	(6,953)	(19,752)
Miscellaneous, net	(474)	687	1,137	152
Income (loss) from continuing operations before income taxes	13,387	45,891	(20,875)	74,175
(Provision) benefit for income taxes	(2,822)	(9,938)	2,497	(18,098)
Income (loss) from continuing operations, net of tax	10,565	35,953	(18,378)	56,077
Loss from discontinued operations, net of tax	—	(13,974)	—	(36,328)
Net income (loss)	10,565	21,979	(18,378)	19,749
Loss attributable to noncontrolling interest	(166)	—	—	(632)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$10,731	$21,979	$(18,378)	$20,381
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.13	$0.44	$(0.23)	$0.68
Loss from discontinued operations	—	(0.17)	—	(0.44)
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.13	$0.27	$(0.23)	$0.24

Diluted weighted-average shares outstanding	81,322	81,348	80,826	81,927
See notes to results of operations.
Net income per share amounts may not foot since each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our 60 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 13 CW affiliates - five on full power stations and eight on multicast; two MyNetwork affiliates; two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our National Media segment includes our collection of national brands. Our national media brands include Katz, Stitcher and its advertising network Midroll Media (Midroll), Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Local Media	$330,311	$281,439	17.4%	$1,022,805	$917,480	11.5%
National Media	113,083	85,462	32.3%	396,111	286,170	38.4%
Other	1,007	1,212	(16.9)%	4,920	4,775	3.0%
Total operating revenues	$444,401	$368,113	20.7%	$1,423,836	$1,208,425	17.8%

Segment profit (loss):
Local Media	$79,705	$98,716	(19.3)%	$217,885	$251,119	(13.2)%
National Media	7,222	7,010	3.0%	23,986	13,920	72.3%
Other	(769)	(519)	48.2%	(3,957)	(3,680)	7.5%
Shared services and corporate	(13,965)	(13,019)	7.3%	(57,409)	(53,123)	8.1%
Acquisition and related integration costs	(3,300)	(3,792)		(26,304)	(4,124)
Restructuring costs	(1,448)	(1,911)		(3,370)	(8,911)
Depreciation and amortization of intangible assets	(26,716)	(17,587)		(86,986)	(63,987)
Gains (losses), net on disposal of property and equipment	1,998	(1,105)		1,692	(1,255)
Interest expense	(27,120)	(9,143)		(80,596)	(36,184)
Defined benefit pension plan expense	(1,746)	(13,446)		(6,953)	(19,752)
Miscellaneous, net	(474)	687		1,137	152
Income (loss) from continuing operations before income taxes	$13,387	$45,891		$(20,875)	$74,175

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Core advertising	$198,519	$119,025	66.8%	$599,870	$465,275	28.9%
Political	15,230	82,116		23,263	139,600
Retransmission	110,695	77,855	42.2%	382,710	301,411	27.0%
Other	5,867	2,443		16,962	11,194	51.5%
Total operating revenues	330,311	281,439	17.4%	1,022,805	917,480	11.5%
Segment costs and expenses:
Employee compensation and benefits	114,133	75,647	50.9%	363,801	292,079	24.6%
Programming	83,960	56,046	49.8%	276,784	219,690	26.0%
Impairment of programming assets	—	8,920		—	8,920
Other expenses	52,513	42,110	24.7%	164,335	145,672	12.8%
Total costs and expenses	250,606	182,723	37.2%	804,920	666,361	20.8%
Segment profit	$79,705	$98,716	(19.3)%	$217,885	$251,119	(13.2)%

Operating results for National Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Katz	$64,589	$49,668	30.0%	$227,035	$185,852	22.2%
Stitcher	21,437	16,716	28.2%	72,545	51,063	42.1%
Newsy	13,307	9,244	44.0%	43,025	24,588	75.0%
Triton	10,670	3,292		41,065	3,292
Other	3,080	6,542	(52.9)%	12,441	21,375	(41.8)%
Total operating revenues	113,083	85,462	32.3%	396,111	286,170	38.4%
Segment costs and expenses:
Employee compensation and benefits	22,096	16,787	31.6%	86,315	58,033	48.7%
Programming	52,426	36,085	45.3%	174,604	131,063	33.2%
Other expenses	31,339	25,580	22.5%	111,206	83,154	33.7%
Total costs and expenses	105,861	78,452	34.9%	372,125	272,250	36.7%
Segment profit	$7,222	$7,010	3.0%	$23,986	$13,920	72.3%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$32,968	$107,114
Other current assets	544,476	363,903
Total current assets	577,444	471,017
Investments	8,553	7,162
Property and equipment	375,904	237,927
Operating lease right-of-use assets	138,640	—
Goodwill	1,271,855	834,013
Other intangible assets	1,061,791	478,953
Programming (less current portion)	96,256	75,333
Deferred income taxes	11,802	9,141
Miscellaneous	19,108	16,515
TOTAL ASSETS	$3,561,353	$2,130,061

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,153	$26,919
Unearned revenue	11,678	11,459
Current portion of long-term debt	10,612	3,000
Accrued expenses and other current liabilities	248,037	156,681
Total current liabilities	299,480	198,059
Long-term debt (less current portion)	1,904,418	685,764
Other liabilities (less current portion)	459,520	320,073
Total equity	897,935	926,165
TOTAL LIABILITIES AND EQUITY	$3,561,353	$2,130,061

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2019	2018	2019	2018

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$10,565	$35,953	$(18,378)	$56,077
Loss attributable to noncontrolling interest	166	—	—	632
Less income allocated to RSUs	(176)	(544)	—	(908)
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$10,555	$35,409	$(18,378)	$55,801
Denominator
Basic weighted-average shares outstanding	80,927	80,669	80,826	81,369
Effective of dilutive securities:
Stock options and restricted stock units	395	679	—	558
Diluted weighted-average shares outstanding	81,322	81,348	80,826	81,927

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the 2019 television station acquisitions have on our Local Media segment, and to provide meaningful period over period comparisons, we are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to present certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the acquired Waco, Texas; Tallahassee, Florida; Cordillera; and Nexstar-Tribune television stations’ historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the performance of the Local Media segment. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media results across historical periods and providing a focus on the underlying ongoing operating performance of the segment.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisitions of the Waco, Tallahassee, Cordillera and Nexstar-Tribune broadcast operations had occurred on January 1, 2018. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2019	2018	Change	2019	2018	Change

Segment operating revenues:
Core advertising	$198,519	$189,602	4.7%	$750,708	$740,500	1.4%
Political	15,230	114,323		24,367	196,435
Retransmission	110,695	107,808	2.7%	446,150	419,645	6.3%
Other	5,867	5,222	12.4%	22,307	21,281	4.8%
Total operating revenues	330,311	416,955	(20.8)%	1,243,532	1,377,861	(9.7)%
Segment costs and expenses:
Employee compensation and benefits	114,133	111,893	2.0%	440,454	435,174	1.2%
Programming	83,960	80,565	4.2%	357,842	338,970	5.6%
Impairment of programming assets	—	8,920		—	8,920
Other expenses	52,513	63,551	(17.4)%	206,844	225,587	(8.3)%
Total costs and expenses	250,606	264,929	(5.4)%	1,005,140	1,008,651	(0.3)%
Segment profit	$79,705	$152,026	(47.6)%	$238,392	$369,210	(35.4)%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment with the 2019 television station acquisitions.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2019	2018	2019	2018

Local Media operating revenues, as reported	$330,311	$281,439	$1,022,805	$917,480
Waco/Tallahassee TV stations acquisition	—	6,805	—	25,237
Cordillera TV stations acquisition	—	59,416	47,952	184,079
Nexstar-Tribune stations acquisition	—	73,607	195,478	268,279
Other revenue adjustments (1)	—	(4,312)	(22,703)	(17,214)
Local Media adjusted combined operating revenues	$330,311	$416,955	$1,243,532	$1,377,861

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2019	2018	2019	2018

Local Media segment profit, as reported	$79,705	$98,716	$217,885	$251,119
Waco/Tallahassee TV stations acquisition	—	2,265	—	7,833
Cordillera TV stations acquisition	—	30,338	10,753	72,469
Nexstar-Tribune stations acquisition	—	25,019	32,457	55,003
Other revenue adjustments (1)	—	(4,312)	(22,703)	(17,214)
Local Media adjusted combined segment profit	$79,705	$152,026	$238,392	$369,210

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.